Exhibit 10.18
THIRD AMENDMENT TO OFFICE LEASE AGREEMENT
     THIS THIRD AMENDMENT TO OFFICE LEASE AGREEMENT (this “Third Amendment”) is made and entered into as of the 7th day of July, 2010, by and between WASHINGTON TELEVISION CENTER LLC, a District of Columbia limited liability company (“Landlord”) and BLACKBOARD INC., a Delaware corporation (“Tenant”).
RECITALS
     A. Pursuant to that certain Office Lease Agreement dated as of December 15, 2006 (the “Original Lease”), as modified by that certain First Amendment to Office Lease Agreement dated as of June 5, 2007, and as further modified by that certain Second Amendment to Office Lease Agreement dated as of December 2, 2008 (as modified, the “Lease”), Landlord has leased to Tenant certain space consisting of approximately One Hundred Twenty-Nine Thousand Sixty-Eight (129,068) square feet of rentable area on the first (1st), fifth (5th), sixth (6th), seventh (7th) and eighth (8th) floors in the office building located at 650 Massachusetts Avenue, NW, Washington, D.C. 20001, as more particularly described in the Lease (the “Premises”).
     B. Landlord and Tenant desire to further amend the Lease as set forth in this Third Amendment to expand the Premises to include the Fifth Floor Additional Space (as defined below), pursuant to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, do hereby agree as follows:
     1. Defined Terms. All defined terms herein shall have the meaning given to such term in the Lease, unless specifically defined herein.
     2. Incorporation of Recitals. The foregoing recitals are incorporated by reference into this Third Amendment as if set forth in this Section 2 in full.
     3. Fifth Floor Additional Space. Tenant hereby leases from Landlord, and Landlord hereby leases to Tenant, approximately Four Thousand Nine Hundred Eighty-Five (4,985) rentable square feet on the fifth (5th) floor of the Building as further identified on Exhibit A attached hereto (the “Fifth Floor Additional Space”) for the Fifth Floor Additional Space Lease Term (as defined below).
     4. Fifth Floor Additional Space Lease Term. The lease term of the Fifth Floor Additional Space shall commence on the earlier of (a) the date Tenant commences conducting business operations in any material portion of the Fifth Floor Additional Space, or (b) September

1, 2010 (the earlier of (a) or (b), the “Fifth Floor Additional Space Commencement Date”), and shall be coterminous with Lease Term, including any renewal or extension periods contemplated thereunder (the “Fifth Floor Additional Space Lease Term”).
     5. Fifth Floor Additional Space Base Rent. Annual Base Rent for the Fifth Floor Additional Space shall be equal to the product of (a) the Fifth Floor Additional Space Base Rent Per Rentable Square Foot (as shown in the chart below) in effect during the applicable Fifth Floor Additional Space Lease Year (defined below), and (b) the number of square feet in the Fifth Floor Additional Space. With respect to the Fifth Floor Additional Space, the term “Fifth Floor Additional Space Lease Year” means, as applicable, a period of twelve (12) consecutive months commencing on the Fifth Floor Additional Space Commencement Date, and each successive twelve (12) month period thereafter; provided, however, that if the Fifth Floor Additional Space Commencement Date is not the first day of a month, then the second Fifth Floor Additional Space Lease Year shall commence on the first day of the month after the month in which the Fifth Floor Additional Space Lease Commencement Date occurs, and the Base Rent for any partial additional month during either the first or last Fifth Floor Additional Space Lease Year will be the Monthly Base Rent in effect for the first or last, as applicable, Fifth Floor Additional Space Lease Year prorated based on the actual number of days in such month. Landlord and Tenant acknowledge that the Fifth Floor Additional Space Lease Years do not coincide with the “Lease Years” under the Original Lease.

	Fifth Floor
	Additional Space
Fifth Floor	Base Rent Per	Annual Fifth Floor	Monthly Fifth Floor
Additional Space	Rentable Square	Additional Space	Additional Space
Lease Year	Foot	Base Rent	Base Rent
1	$41.00	$204,385.00	$17,032.08
2	$42.03	$209,520.00	$17,460.00
3	$43.08	$214,754.00	$17,896.17
4	$44.16	$220,138.00	$18,344.83
5	$45.26	$225,621.00	$18,801.75
6	$46.39	$231,254.00	$19,271.17
7	$47.55	$237,037.00	$19,753.08
8	$48.74	N/A	$20,247.41
The term “Base Rent” includes the Annual Fifth Floor Additional Space Base Rent, and with respect to the third sentence of Section 4.1(a) of the Original Lease, the term “Monthly Base Rent” includes the Monthly Fifth Floor Additional Space Base Rent, and the term “Lease Year” includes the term Fifth Floor Additional Space Lease Year. Landlord and Tenant agree that the number of rentable square feet in the Fifth Floor Additional Space is Four Thousand Nine Hundred Eighty-Five (4,985) and not subject to remeasurement. Landlord and Tenant agree that the abatement of Monthly Base Rent set forth in the first (1st) sentence of Section 4.1(b) of the Lease is not applicable to the Fifth Floor Additional Space Base Rent payable under the terms of this Third Amendment.

     6. Fifth Floor Additional Space Prepaid Rent. Within five (5) business days after the date of execution of this Third Amendment by Landlord and Tenant, Tenant shall deliver to Landlord an amount equal to the first two (2) monthly installments of Fifth Floor Additional Space Base Rent (i.e., $34,064.16), which amount shall be applicable toward and applied against Tenant’s Fifth Floor Additional Space Base Rent obligations first due under this Third Amendment.
     7. Operating Expenses and Real Estate Taxes. Commencing on January 1, 2012, Tenant shall pay (in accordance with the process generally set forth in Section 5.1(e) of the Lease), as additional rent for the Fifth Floor Additional Space, (i) Tenant’s proportionate share (with respect to the Fifth Floor Additional Space only) of the amount by which Operating Expenses incurred by Landlord for each calendar year falling entirely or partly within the Fifth Floor Additional Space Lease Term exceed the Fifth Floor Additional Space Base Year Operating Expenses (hereinafter defined) incurred by Landlord during the twelve (12) month period commencing January 1, 2011, and ending December 31, 2011 (the “Fifth Floor Additional Space Base Year”), and (ii) Tenant’s proportionate share (with respect to the Fifth Floor Additional Space only) of the amount by which Real Estate Taxes for each calendar year falling entirely or partly within the Fifth Floor Additional Space Lease Term exceed the Fifth Floor Additional Space Base Year Real Estate Taxes (hereinafter defined) incurred by Landlord during the Fifth Floor Additional Space Base Year. For the purpose of this Third Amendment, the term “Fifth Floor Additional Space Base Year Operating Expenses” means the Operating expenses incurred by Landlord during the Fifth Floor Additional Space Base Year and the term “Fifth Floor Additional Space Base Year Real Estate Taxes” means the Real Estate Taxes incurred by Landlord during the Fifth Floor Additional Space Base Year. Landlord and Tenant acknowledge that the “Base Year” for the “Premises” under the Original Lease is different than the “Base Year” for the Fifth Floor Additional Space. To the extent that the aggregate of the Operating Expenses and Real Estate Taxes (for the Fifth Floor Additional Space only) for any calendar year are less than the aggregate of the Fifth Floor Additional Space Base Year Operating Expenses and Fifth Floor Additional Space Base Year Real Estate Taxes, then Tenant shall only be responsible for the net increase over the aggregate of the Fifth Floor Additional Space Base Year Operating Expenses and the Fifth Floor Additional Space Base Year Real Estate Taxes after deducting the amount of such reduction from the Fifth Floor Additional Space Base Year Operating Expenses and/or Fifth Floor Additional Space Base Year Real Estate Taxes (as applicable); provided, however, in no event will the netting-out of increase in taxes and expenses pursuant to this sentence result in a credit or reimbursement to Tenant. By way of hypothetical example of the foregoing sentence only, if the Fifth Floor Additional Space Base Year Operating Expenses (for the Fifth Floor Additional Space) were $100 and the Fifth Floor Additional Space Base Year Real Estate Taxes (for the Fifth Floor Additional Space) were $100 and thereafter in a calendar year in which Real Estate Taxes (for the Fifth Floor Additional Space) are $110 and Operating Expenses (for the Fifth Floor Additional Space) are $90, then Tenant’s responsibility for (its proportionate share) of such costs (for the Fifth Floor Additional Space) would be $0.
     8. Condition of Fifth Floor Additional Space. Tenant agrees to lease the Fifth Floor Additional Space in its “as-is” condition and Landlord shall not, except as provided below in this Section 8, be required to make or perform any initial tenant improvements for Tenant’s use or occupancy of the Fifth Floor Additional Space. As of the date of this Third Amendment, the

Fifth Floor Additional Space is separately demised and neither Landlord nor Tenant needs to construct any improvements with respect to the demising of the Fifth Floor Additional Space. Notwithstanding the foregoing terms of this Section 8, Landlord shall, prior to September 1, 2010, complete the following: (i) replace all missing ceiling tiles in the Fifth Floor Additional Space, which replacement tiles may come from Landlord’s storage, provided that such replacement tiles are reasonably clean and consistent in appearance with the ceiling tiles and carpet tiles existing in the Fifth Floor Additional Space, (ii) replace all window blinds with substantially the type and style of meccho shades currently located in Tenant’s Premises on the sixth (6th), seventh (7th) and eighth (8th) floors of the Building, (iii) refurbish the perimeter heat pump units applicable to the Fifth Floor Additional Space, (iv) perform a general cleaning of the Fifth Floor Additional Space, (v) with respect to the Fifth Floor Additional Space, ensure that the light fixtures, thermofusers and thermostats are in working order including replacement of ballasts as needed, and (vi) perform HVAC balancing of the Fifth Floor Additional Space.
     9. Tenant Improvements.
          (a) Tenant Work; Improvement Allowance. Because the Fifth Floor Additional Space is being leased by Tenant in its “as-is” condition, Landlord shall not be required to construct any initial tenant improvements (except as expressly provided in the last sentence of Section 8 of this Third Amendment), and the Fifth Floor Additional Space Commencement Date will be determined without regard to whether any initial tenant improvements have been completed and/or are being performed. Tenant shall, in accordance with the applicable terms of the Lease (including, without limitation, the applicable terms of Exhibit B thereof), perform, and/or cause to be performed, the design and construction of the initial tenant-improvements in Fifth Floor Additional Space (the “Fifth Floor Additional Space Tenant Work”), at Tenant’s cost and expense. Notwithstanding the foregoing terms of this Section 9(a), provided no Event of Default exists on the part of Tenant under the Lease, Landlord shall, effective as of January 1, 2011 (the “Effective Date”), grant Tenant an allowance (the “Fifth Floor Additional Space Improvements Allowance”) in the amount of Seventy-Four Thousand Seven Hundred Seventy-Five and 00/100ths Dollars ($74,775.00), to be applied to the cost of the Tenant’s initial improvements to the Fifth Floor Additional Space or to any subsequent alterations to Tenant’s Fifth Floor Expansion Space. Tenant may use the Fifth Floor Additional Space Improvements Allowance for any items required for Tenant’s occupancy of the Fifth Floor Additional Space or Tenant’s Fifth Floor Expansion Space, including, without limitation, the cost of all architectural drawings and engineering drawings for electrical, mechanical and plumbing, the cost of all fixtures, tenant construction, computer cabling, connecting staircases, moving costs, and any other expenses incidental to Tenant’s occupancy within the Fifth Floor Additional Space or the Fifth Floor Expansion Space. After the Effective Date, Landlord shall promptly (and in no event later than thirty (30) days after Landlord’s receipt of all applicable information) disburse the Fifth Floor Additional Space Improvements Allowance to Tenant from time to time to pay costs incurred by Tenant for the improvement of the Fifth Floor Additional Space or the Fifth Floor Expansion Space in accordance with the terms of this Third Amendment following Tenant’s submission of a requisition and reasonably supporting documentation, including lien waivers as may be requested by Landlord. Any portion of the Fifth Floor Additional Space Improvements Allowance that remains unapplied after the fifth (5th) anniversary of the Fifth Floor Additional Space Lease Commencement Date (the

“Fifth Floor Additional Space Tenant Improvement Deadline”) shall be deemed waived and forfeited if not utilized by the Fifth Floor Additional Space Tenant Improvement Deadline. Landlord shall not be obligated to disburse any of the Fifth Floor Additional Space Improvements Allowance after the Fifth Floor Additional Space Tenant Improvement Deadline. Landlord and Tenant agree that (i) all references to Demolition in the Lease and (ii) the following Sections of Exhibit B of the Lease do not apply to this Third Amendment: 3, 6(a), 6(b), 6(d), 8, 15 (except as provided in subsection (b) below) and Schedule II. For purposes of this Third Amendment, all references to the “Improvements Allowance” in Exhibit B of the Lease will be deemed to refer to the Fifth Floor Additional Space Tenant Improvement Allowance. Landlord hereby approves Coakley-Williams, James Davis Construction Corporation, Rand Construction and Hitt Contracting as Tenant’s general contractor with respect to any work performed by Tenant in the Fifth Floor Additional Space or the Fifth Floor Expansion Space.
          (b) Landlord Oversight Construction Management Fee. Tenant shall be responsible for the timely payment to Landlord of an oversight construction management fee equal to the amount of one percent (1%) of Tenant’s total “hard” construction costs for the initial tenant improvements constructed by or on behalf of Tenant in the Fifth Floor Additional Space. Landlord shall have the right, but not the obligation, to deduct such fee from disbursements of the Fifth Floor Additional Space Improvements Allowance. From time to time, upon Landlord’s request, Tenant shall provide Landlord reasonable access to its books and records to allow Landlord to verify the “hard” construction costs expended by Tenant.
     10. Signage. Landlord shall, at Landlord’s cost, provide Building standard suite entry signage identifying Tenant in a location designated by Landlord and in such place, number, size, color and style as are approved by Landlord in Landlord’s sole discretion, and Landlord also shall, at Tenant’s option, list Tenant’s name in the Building lobby directory with respect to the Fifth Floor Additional Space pursuant to the terms of the Lease.
     11. Counterparts; Facsimile. This Third Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together constitute one and the same document. Faxed or emailed signatures will have the same binding effect as original signatures.
     12. Ratification. Except as expressly modified by the terms of this Third Amendment, the Lease shall remain unchanged and continue in full force and effect. All terms, covenants and conditions of the Lease applicable to the Premises, as amended hereby (including, but not limited to, Tenant’s renewal, expansion and termination rights, all as expressly set forth in the Lease), are confirmed and ratified, remain in full force and effect, and constitute valid and binding obligations of Landlord and Tenant, enforceable according to the terms thereof.
     13. Authority. Landlord, Tenant and the persons executing and delivering this Third Amendment on their respective behalves each represents and warrants that such person is duly authorized to so act, and has the power and authority to enter into this Third Amendment, and that all action required to authorize Landlord, Tenant and such person to enter into this Third Amendment has been duly taken.

     14. Binding Effect. This Third Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto. All of the covenants contained in this Third Amendment, including, but not limited to, all covenants of the Lease as modified hereby, shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, and permitted successors and assigns. In the event of a conflict between the terms of the Lease and the terms of this Third Amendment, the terms of this Third Amendment will control.
     15. Brokers. Landlord and Tenant each warrants to the other that in connection with this Third Amendment it has not employed or dealt with any broker, agent or finder, other than Studley on behalf of Tenant and Transwestern on behalf of Landlord (collectively, the “Brokers”). Landlord acknowledges that Landlord shall pay any commission or fee due to such specified Brokers pursuant to one or more separate agreements. Tenant shall indemnify and hold Landlord harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Tenant or with whom Tenant has dealt, other than the Brokers. Landlord shall indemnify and hold Tenant harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Landlord or with whom Landlord has dealt, other than the Brokers.
     16. References. The terms of this Third Amendment shall be deemed to modify and supplement the terms of the Lease, and all future references to the Lease (unless otherwise provided) shall be deemed to be to the Lease as amended by this Third Amendment. All references to the Premises in the Lease shall be deemed to include the Fifth Floor Additional Space, except to the extent that inclusion of the Fifth Floor Additional Space into the definition of the Premises renders the terms of the Lease inconsistent with the terms of this Third Amendment.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the date first above written.

WITNESS/ATTEST:	LANDLORD:

WASHINGTON TELEVISION CENTER LLC, a District of Columbia limited liability company

	By:	WTC Realty, Inc., a Delaware corporation, its Managing Member

	By:	/s/ Bruce Maher	[SEAL]
Name: Bruce Maher
Title: Vice President

WITNESS/ATTEST:	TENANT:

BLACKBOARD INC., a Delaware corporation

	By:	/s/ Felicity Chaban	[SEAL]
Name: Felicity Chaban
Title: Director, Legal